EXHIBIT 99.1
[Encore Wire Corporation Logo Omitted]

Encore Wire
Corporation	PRESS RELEASE	November 14, 2006
1410 Millwood Road
McKinney, Texas 75069	Contact:	Frank J. Bilban
972-562-9473		Vice President & CFO
For Immediate Release
ENCORE WIRE ANNOUNCES CASH DIVIDEND AND STOCK REPURCHASE PLAN
MCKINNEY, TX — Encore Wire Corporation (NASDAQ Global Select: WIRE) announced today that the Company’s Board of Directors has declared a cash dividend and adopted a new stock repurchase plan.
For the first time in the history of the Company, Encore Wire will pay a cash dividend. This two-cent per share dividend will be paid on January 19, 2007, to stockholders of record at the close of business on January 5, 2007. Any future quarterly dividends will be paid subject to earnings and cash flow considerations.
The Board of Directors also authorized the purchase by Encore Wire in the open market or in privately negotiated transactions of up to 1,000,000 shares of its Common Stock from time to time at prices not above those prevailing in the open market at the time of such purchases. The number of shares to be purchased and the purchase price per share will be determined by the President of the Corporation, who in his discretion, may elect to purchase or not to purchase Common Stock of the Corporation at any point between now and December 31, 2007. The new plan supercedes the existing stock repurchase plan that covered the purchase of up to 224,700 shares.
Daniel L. Jones, President and Chief Executive Officer of Encore Wire Corporation, said, “The Board of Directors has determined that shares of Encore Wire have been trading at low price to earnings multiples and may represent an opportunity for the Company to invest a portion of its earnings in a stock repurchase program. We appreciate our shareholders commitment to the continued growth of Encore Wire. We will continue to manage the Company for the long-term and strive to protect our strong balance sheet.”
Encore Wire Corporation manufactures a broad range of copper electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings.
The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including payment of future dividends, future purchases of stock, fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.